Exhibit 99.5

HGGC Citadel Plastics Holdings, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help investors understand our results of operations, financial condition and current business environment. The MD&A is provided as a supplement to, and should be read in conjunction with, our unaudited condensed consolidated financial statements and related notes included elsewhere in, or incorporated by reference into, this Current Report on Form 8-K.

Overview

Business Summary

HGGC Citadel Plastics Holdings, Inc., or Citadel, is a major provider of custom material solutions, and engineered solutions for specialized applications across a diverse set of end markets, geographies and blue chip customers. Citadel was established in 2007 as a Delaware corporation. On June 1, 2015, A. Schulman, Inc. acquired all of the issued and outstanding shares of Citadel for approximately $800 million. As a result of the acquisition, Citadel became a wholly owned subsidiary of A. Schulman, Inc.

Citadel supplies materials for numerous applications in a variety of markets globally, including transportation, industrial and construction, consumer, electrical, energy, healthcare and safety, and aerospace and defense. Citadel has an established North American presence, but also has operations in Mexico, Brazil, Germany and China. Citadel focuses on providing high quality services and materials as well as technical expertise in an effort to successfully develop and commercialize new products for over 1,300 global customers.

Recent Trend

Citadel’s 2015 results of operations may be adversely impacted compared to 2014 by macroeconomic trends, including, without limitation, recent compression in the U.S. oil and gas industry as well as negative impacts of foreign exchange rates due to the recent strengthening of the U.S. dollar.

Segment Information

Citadel has two business segments: Engineered Plastics (EP) and Engineered Composites (EC).

Citadel uses gross profit and operating income before certain items in order to make decisions, assess performance and allocate resources to each segment. The following discussion regarding Citadel’s segment gross profit and operating income, which are considered Non-GAAP measures, does not include items such as interest income or expense, other income or expense, or amortization of inventory step-up charges related to business acquisitions. Corporate expenses include Board of Directors related costs, private equity ownership management fees, LLC equity units compensation expense and other miscellaneous legal and professional fees primarily related to acquisitions and debt financings.

The following tables summarize net sales to unaffiliated customers, gross profit and SG&A expenses by segment (in thousands):

Net Sales

	Three Months Ended March 31,
	2015	2014
Engineered Plastics	$71,444	$74,586
Engineered Composites	57,606	32,109

Total net sales to unaffiliated customers	$129,050	$106,695

Gross Profit

	Three Months Ended March 31,
	2015	2014
Engineered Plastics	$10,709	$11,147
Engineered Composites	15,296	9,362

Total segment gross profits	26,005	20,509
Engineered Plastics inventory step-up	—	(1,093)

Total gross profit	$26,005	$19,416

SG&A Expenses

	Three Months Ended March 31,
	2015	2014
Engineered Plastics	$6,179	$6,549
Engineered Composites	11,363	7,092

Total segment SG&A expenses	17,542	13,641
Corporate G&A expenses	1,548	1,329

Total operating expenses	$19,090	$14,970

Below is a reconciliation of segment operating income to operating income and income (loss) before income taxes:

	Three Months Ended March 31,
	2015	2014
Engineered Plastics	$4,530	$4,598
Engineered Composites	3,933	2,270

Total segment operating income	8,463	6,868
Corporate	(1,548)	(1,329)

Total operating income before certain items	6,915	5,539
Engineered Plastics inventory step-up	—	(1,093)

Total operating income	6,915	4,446
Interest expense, net	(6,028)	(4,264)
Equity in income (loss) of joint venture	(90)	60
Foreign currency losses	(1,860)	(27)

Income (loss) before income taxes	$(1,063)	$215

	Three Months Ended March 31,
Engineered Plastics	2015	2014	Increase (decrease)
	(In thousands, except for %’s and per pound data)
Pounds sold	80,600	83,474	(2,874)	-3.4%
Net sales	$71,444	$74,586	$(3,142)	-4.2%
Segment gross profit	$10,709	$11,147	$(438)	-3.9%
Segment gross profit percentage	15.0%	14.9%	0.1%
Segment SG&A expenses	$6,179	$6,549	$(370)	-5.6%
Segment operating income	$4,530	$4,598	$(68)	-1.5%
Price per pound	$0.886	$0.894	$(0.008)	-0.9%
Segment gross profit per pound	$0.133	$0.134	$(0.001)	-0.7%

EP net sales for the three months ended March 31, 2015 were $71.4 million, a decrease of $3.1 million or 4.2%, compared with the prior year. The decrease in sales was primarily due to lower volumes resulting from softness in EP’s housing and lawn and garden markets and unfavorable mix in EP’s higher selling price/gross profit products.

EP segment gross profit was $10.7 million for the three months ended March 31, 2015, a decrease of $0.4 million compared with the prior year. The decrease in EP gross profit from 2014 was primarily due to the lower sales volume partially offset by lower manufacturing costs as a result of operating efficiency initiatives.

EP SG&A expenses decreased $0.4 million during the three months ended March 31, 2015 resulting from lower amortization of intangibles expense and lower salary and other operating costs from cost out program initiatives.

EP segment operating income for the three months ended March 31, 2015 of $4.5 million was down slightly from the prior year for the reasons described above.

	Three Months Ended March 31,
Engineered Composites	2015	2014	Increase (decrease)
	(In thousands, except for %’s and per pound data)
Pounds sold	49,381	34,030	15,351	45.1%
Net sales	$57,606	$32,109	$25,497	79.4%
Segment gross profit	$15,296	$9,362	$5,934	63.4%
Segment gross profit percentage	26.6%	29.2%	-2.6%
Segment SG&A expenses	$11,363	$7,092	$4,271	60.2%
Segment operating income	$3,933	$2,270	$1,663	73.3%
Price per pound	$1.167	$0.944	$0.223	23.6%
Segment gross profit per pound	$0.310	$0.275	$0.035	12.7%

EC net sales for the three months ended March 31, 2015 were $57.6 million, an increase of $25.5 million or 79.4%, compared with the prior year. During the three months ended March 31, 2015, the incremental sales and volumes provided by the November 2014 acquisition of The Composites Group (“TCG”) were $27.0 million and 14.7 million pounds, respectively. Excluding the TCG acquisition, organic sales decreased $1.5 million compared with the prior year driven primarily by unfavorable foreign currency translation caused by a strengthening U.S. dollar and lower volumes in United States and Brazil, which was partially offset by organic growth in EC’s Mexican and European markets.

EC segment gross profit was $15.3 million for the three months ended March 31, 2015, an increase of $5.9 million over the prior year. The improvement over the prior year was primarily due to the improved product mix following the acquisition of TCG, which was partially offset by the impact of lower volume in the United States and Brazil. Gross profit per pound increased $0.035 or 12.7%.

EC SG&A expenses increased $4.3 million during the three months ended March 31, 2015. Increases to SG&A of $5.1 million from the TCG acquisition were partially offset by $0.4 million of lower amortization of intangibles expense and $0.4 million of lower salary and other operating costs due to cost out program initiatives.

EC segment operating income for the year three months ended March 31, 2015 was $3.9 million, an increase of $1.7 million compared with the prior year. The increase in EC operating income in 2015 was primarily driven by the aforementioned $5.9 million increase in gross profit, $0.4 million lower amortization of intangibles and $0.4 million lower operating expenses, which were partially offset by the $5.1 million of incremental operating expenses as a result of the TCG acquisition.

	Three Months Ended March 31,
Consolidated	2015	2014	Increase (decrease)
	(In thousands, except for %’s and per pound data)
Pounds sold	129,981	117,504	12,477	10.6%
Net sales	$129,050	$106,695	$22,355	21.0%
Gross profit	$26,005	$20,509	$5,496	26.8%
Gross profit percentage	20.2%	19.2%	1.0%
Total operating expenses	$19,090	$14,970	$4,120	27.5%
Total operating income before certain items*	$6,915	$5,539	$1,376	24.8%
Operating Income	$6,915	$4,446	$2,469	55.5%
Price per pound	$0.993	$0.908	$0.085	9.4%

*	Total operating income before certain items represents segment operating income combined with Corporate general and administrative expenses. For a reconciliation of total operating income before certain items to operating income and income (loss) before income taxes refer to Segment Information.

Consolidated net sales for the three months ended March 31, 2015 were $129.1 million, an increase of $22.4 million, or 21.0%, compared with the prior year. Incremental net sales and volume from the November 2014 TCG acquisition contributed $27.0 million and 14.7 million pounds, respectively, for the three months ended March 31, 2015. Excluding the TCG acquisition, organic sales decreased $4.6 million driven primarily by volume decreases and unfavorable mix in the EP segment and lower EC sales resulting from unfavorable foreign currency translation and a depressed economy in Brazil.

Total operating expenses increased $4.1 million or 27.5% for the three months ended March 31, 2015 compared to the prior year. The increase in operating expenses consists of $5.1 million of expenses from the November 2014 TCG acquisition and a $0.2 million increase in corporate expenses related to costs in connection with the TCG acquisition, which was more than offset by a $1.1 million decrease in the legacy operating business due to cost out program initiatives.

Total operating income before certain items for the three months ended March 31, 2015 was $6.9 million, an increase of $1.4 million over the prior year. The increase in total operating income before certain items was comprised primarily of the contribution from the TCG acquisition of $1.6 million offset by the above mentioned corporate expenses of $0.2 million. Operating income improved by $2.5 million from 2014 million due primarily to $1.1 million of acquisition related inventory step-up costs in 2014 plus the increase in operating income before certain items mentioned above.

Interest expense, net of interest income, increased $1.8 million for the three months ended March 31, 2015, compared to the prior year primarily related to increased borrowings for the TCG acquisition.

Equity income from the joint venture was a loss of $0.1 million for the three months ended March 31, 2015, a decrease of $0.2 million compared to the prior year.

Foreign currency losses for the three months ended March 31, 2015 were $1.9 million, compared with less than $0.1 million for the prior year and primarily represents losses from remeasuring non-functional currency denominated temporary intercompany loans between EC subsidiaries in the United States and Europe.

During the three months ended March 31, 2015 and 2014, Citadel had a loss before income taxes of $1.1 million and income before income taxes of $0.2 million, respectively.

Liquidity and Capital Resources

Working capital, excluding cash and debt, was $81.8 million as of March 31, 2015, an increase of $3.5 million from December 31, 2014. The increase in working capital was primarily due to increases in accounts receivable of $9.3 million partially offset by decreases in inventory of $1.5 million and increases in accounts payable of $4.1 million. The translation effect on foreign currencies, primarily the Euro and Brazilian real, decreased working capital by $1.4 million.

Capital expenditures for the three months ended March 31, 2015 were $1.0 million. These capital expenditures primarily related to the regular and ongoing investment in Citadel’s manufacturing facilities and incremental expenditures around the integration of the Citadel’s November 2014 acquisition of TCG.

Long-term debt consists of the following at March 31, 2015 and December 31, 2014 (in thousands):

	March 31, 2015	December 31, 2014
BMC Europe revolving loan	$38	$—
Term loan—1st lien	320,000	320,000
Term loan—2nd lien	80,000	80,000

Total term loan	400,038	400,000
Less current maturities	2,400	2,400

Total long-term debt	$397,638	$397,600

There was no change in long-term debt during the three months ended March 31, 2015.

Off-Balance Sheet Arrangements

Citadel does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments. Long-term debt also approximates fair value as a result of its variable interest rate.

Foreign Currency Exchange Risk

The functional currency of Citadel’s Mexican subsidiary is the U.S. dollar. Transactions in currencies other than the U.S. dollar of Citadel’s Mexican subsidiary are recorded at the rates of exchange prevailing at the date of the transaction. The Mexican subsidiaries’ monetary assets and liabilities in currencies other than the U.S. dollar are translated at rates of exchange prevailing at the balance sheet date to U.S. dollar. Foreign currency exchange gains and losses reflecting transaction gains and losses, which arise from the Mexican subsidiaries’ monetary assets and liabilities denominated in currencies other than U.S. dollar, are recorded in operating expenses. The functional currency of Citadel’s subsidiaries in Germany, Turkey and Brazil is the Euro, Lira and Real, respectively. Foreign currency adjustments, arising from the translation of the foreign subsidiaries’ financial statements, are recorded in the accumulated other comprehensive income (loss) account as a separate component of members’ equity until a foreign business is sold or substantially liquidated. Assets and liabilities are translated to U.S. dollars using exchange rates in effect at the balance sheet date.

Citadel also conducts business on a multinational basis in a variety of foreign currencies. Citadel’s primary exposure to market risk for changes in foreign currency exchange rates arises from anticipated transactions from international trade and/or repatriation of funds in Mexico, Brazil, Germany, Turkey and China. Citadel’s principal foreign currency exposures relate to the Euro, Brazilian real and Mexican peso, among others. Citadel does not believe these exposures are significant and consequently, settles these exposures through entering into spot trades when due.

Commodity Price Risk

Citadel uses certain commodities, primarily plastic resins, in its manufacturing processes. The cost of operations can be affected as the market for these commodities changes. As the price of resin increases or decreases, market prices for Citadel’s products will also generally increase or decrease. This will typically lead to higher or lower average selling prices and will impact Citadel’s gross profit and operating income. The impact on operating income is due to a lag in matching the change in raw material cost of sales and the change in product sales prices. Citadel attempts to minimize its exposure to resin price changes by monitoring and carefully managing the quantity of its inventory on hand and product sales prices.

Cautionary Statements Regarding Forward-Looking Information

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect A. Schulman’s future financial performance, include, but are not limited to, the following:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of A. Schulman’s major product markets or countries where A. Schulman has operations;

•	the effectiveness of A. Schulman’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where A. Schulman operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of A. Schulman’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of A. Schulman to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care and retirement benefits;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with A. Schulman’s information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	the impact of the indebtedness incurred to finance A. Schulman’s acquisition of Citadel;

•	integration of the business of Citadel with A. Schulman’s existing business, including the risk that the integration will be more costly or more time consuming and complex than anticipated;

•	A. Schulman’s ability to achieve the anticipated synergies, cost savings and other benefits from the acquisition of Citadel;

•	transaction and acquisition-related costs incurred in connection with the acquisition of Citadel and related transactions; and

•	substantial time devoted by management to the integration of the Citadel acquisition.

The risks and uncertainties identified above are not the only risks A. Schulman faces. Additional risk factors that could affect A. Schulman’s performance are set forth in A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by A. Schulman’s Current Report on Form 8-K filed on April 27, 2015. In addition, risks and uncertainties not presently known to A. Schulman or that it believes to be immaterial also may adversely affect A. Schulman. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on A. Schulman’s business, financial condition and results of operations.